EXHIBIT 2.1
                                                                     -----------


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           LEGENDS OF THE FAITH, INC.

         LEGENDS OF THE FAITH, INC., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is LEGENDS OF THE FAITH, INC. The original articles of incorporation were filed on March 17, 1999.

         2. Pursuant to Section 78.403 of the Nevada Revised Statutes ("N.R.S."), the Board of Directors of the Corporation has duly adopted by unanimous written consent in accordance with N.R.S. 78.403, and the holders of a majority of the outstanding stock entitled to vote have by written consent approved in accordance with N.R.S. 78.403, these Amended and Restated Articles of Incorporation of the Corporation, which amend and restate the Articles of Incorporation in their entirety.

         3. Pursuant to N.R.S. 78.403, the text of the Articles of Incorporation are hereby restated to read in their entirety as follows:

                  ARTICLE ONE: The name of the corporation is LEGENDS OF THE FAITH, INC. (the "Corporation")

                  ARTICLE TWO: The name and address of the Resident Agent of the Corporation in the State of Nevada is John Jackson, 2221 Meridian Blvd. #D, Minden NV 89423.

                  ARTICLE THREE: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes.

                  ARTICLE FOUR: The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred ten million (110,000,000), of which one hundred million (100,000,000) shares shall be Common Stock with a par value of $.001 and ten million (10,000,000) shares shall be Preferred Stock with a par value of $.001.

                  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable laws of Nevada to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof.


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                  ARTICLE FIVE: The governing body of the Corporation shall be the Board of Directors. The number of directors constituting the Board of Directors shall be set by resolution of the Board of Directors.

                  ARTICLE SIX: The Corporation is to have perpetual existence.

                  ARTICLE SEVEN: No stockholder of the Corporation shall, by reason of that stockholder holding shares of any class of stock of this corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such stockholder, other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of the Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class without offering any such shares of any class or such notes, debentures, bonds or other securities either in whole or in part to the existing shareholders of any class.

                  ARTICLE EIGHT: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation; provided, however, such limitation does not limit the liability of a director to the Corporation for (a) acts of omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of NRS 78.300.

                  ARTICLE NINE: The Corporation shall, to the fullest extent permitted by the Nevada Revised Statutes, as may be amended and supplemented from time to time, indemnify any director or officer of the Corporation (and any director, trustee or officer of any corporation, business trust or other entity to whose business the Corporation shall have succeeded) which it shall have power to indemnify under that Section against any expenses, liabilities or other matters referred to in or covered by that Section. The indemnification provided for in this Article NINE (a) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (b) shall continue as to a person who has ceased to be a director or officer, and
         (c) shall inure to the benefit of the heirs, executors and administrators of such a person.

                  ARTICLE TEN: In furtherance and not in limitation of the powers conferred on it by the laws of the State of Nevada, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

                  ARTICLE ELEVEN: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the laws of the State of Nevada, and the governing documents of the Corporation and all rights herein conferred are granted subject to this reserved power.
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         4.    The amendments to these Amended and Restated Articles of
               Incorporation were duly approved by the stockholders of the Corporation in accordance with N.R.S. 78.320(2). The written consent of the holders of 13,696,000 shares (69%), which exceeded the percentage required, has been obtained.

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         Dated this 12th day of January, 2001.

                                     LEGENDS OF THE FAITH, INC.





                                     By:   /s/ Gene Jackson
                                           -------------------------------------
                                     Name: Gene Jackson
                                           -------------------------------------
                                     Title  President and Secretary
                                           -------------------------------------